[CNA SURETY LOGO]



FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
CONTACT:    John S. Heneghan, 312/822-1908
            Doreen Lubeck, 773/583-4331


                CNA SURETY ANNOUNCES SECOND QUARTER 2003 RESULTS


CHICAGO, AUGUST 4, 2003 -- CNA Surety Corporation (NYSE:SUR) today reported that net income for the second quarter of 2003 was $10.3 million, or $0.24 per share, compared to $12.9 million, or $0.30 per share, for the same period in 2002. This decrease reflects higher current year provisions for incurred losses, the increased cost of reinsurance and lower investment income all of which were partially offset by improved product pricing.

For the quarter ended June 30, 2003, gross written premiums increased two percent to $97.4 million. Contract surety gross written premiums increased approximately 10 percent to $59.2 million, primarily due to improving rates. Commercial surety premiums decreased 11 percent for the quarter to $31.2 million. This decrease was primarily due to the Company's ongoing efforts to reduce aggregate exposures to large commercial accounts which was partially offset by continued strong bond volume growth of small commercial products and improving rates. Ceded written premiums increased $7.3 million to $16.3 million for the second quarter of 2003 compared to the same period of last year primarily due to changes in the Company's reinsurance programs. Net written premiums decreased six percent to $81.1 million.

For the quarter ended June 30, 2003, underwriting income decreased $4.0 million to $6.5 million. The loss and combined ratios were 27.1 percent and 91.3 percent, respectively, for the second quarter of 2003, compared to 25.9 percent and 86.1 percent, respectively, for the same period in 2002. The higher loss and combined ratios in 2003 primarily relate to higher current year provisions for incurred losses on the Company's branch contract and commercial business, as well as higher reinsurance costs. The expense ratio increased to 64.2 percent for the second quarter of 2003 compared to 60.2 percent for the same period in 2002, primarily due to the effect of higher reinsurance costs on net earned premiums.

For the quarter ended June 30, 2003, net investment income decreased seven percent to $6.7 million compared to $7.1 million for the second quarter of 2002. The decrease reflects the impact of lower investment yields and higher investment in tax-exempt securities. The annualized pretax yields were 4.6% and 5.0% for the three months ended June 30, 2003 and 2002, respectively. Net realized investment gains were $1.1 million for the second quarter of 2003 compared to $1.6 million in the same period of 2002.

Net income for the six months ended June 30, 2003 declined to $19.8 million, or $0.46 per share, from $23.5 million, or $0.55 per share, in 2002. This decrease reflects higher current year provisions for incurred losses, the increased cost of reinsurance and lower investment income all of which were partially offset by improved product pricing.

For the six months ended June 30, 2003, gross written premiums increased seven percent to $189.1 million. Gross written premiums for contract surety increased eight percent to $100.8 million and commercial surety premiums increased five percent to $73.2 million. These increases were primarily due to improving rates on large contract and commercial bonds along with the continued volume growth of small commercial products. Ceded written premiums increased $4.1 million to $30.9 million for the first six months of 2003 compared to the same period last year primarily due to changes in the Company's reinsurance programs. Net written premiums increased five percent to $158.3 million.

For the six months ended June 30, 2003, underwriting income decreased $7.0 million to $12.6 million. The loss and combined ratios were 27.0 percent and
91.2 percent, respectively, for the first six months of 2003, compared to 25.4 percent and 86.3 percent, respectively, for the same period in 2002. The higher loss and combined ratios in 2003 principally relate to higher current year provisions for incurred losses on the Company's branch contract and commercial business, as well as higher reinsurance costs. The expense ratio increased to
64.2 percent for the first six months of 2003 compared to 60.9 percent for the same period in 2002, primarily due to the impact of higher reinsurance costs on net earned premiums.

For the six months ended June 30, 2003, net investment income decreased six percent to $13.4 million compared to $14.2 million for the same period in 2002. The decrease reflects the impact of lower investment yields and higher investment in tax-exempt securities. The annualized pretax yields were 4.6% and 5.0% for the six months ended June 30, 2003 and 2002, respectively. Net realized investment gains were $1.8 million for the first six months of 2003 compared to $1.3 million in the same period of 2002.

As of June 30, 2003, stockholders' equity increased to $447.2 million, or $10.41 per share, up seven percent from December 31, 2002. Combined statutory surplus totaled $240.5 million at June 30, 2003, resulting in a net written premium to statutory surplus ratio of 1.3 to 1.

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. The Company's performance, much like that of other surety companies and commercial credit providers, has been materially impacted by the significant increase in corporate defaults on a worldwide basis. Although corporate defaults continue to remain above the long-term annual average, monthly default rates through June, 2003 continued to decline from their January, 2002 peak. Because the nature of our business is to insure against non-performance, our operations could be negatively impacted by adverse trends in corporate defaults.

The Company has not repurchased any of its shares in 2003. As of June 30, 2003, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. A more detailed discussion and analysis of the Company's results of operations, liquidity and capital resources and financial condition as of and for the period ended June 30, 2003 will be contained in the Company's Form 10Q to be filed with the Securities and Exchange Commission by August 14, 2003. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on August 5, 2003. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation, John S. Heneghan, Chief Financial Officer of CNA Surety Corporation and John F. Welch, incoming President and Chief Executive Officer of CNA Surety Corporation. It will also be broadcast live on the internet at http://www.firstcallevents.com/service/ajwz386590964gf12.html or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 11:00 a.m. Central time on August 5, 2003 until 11:00 a.m. on August 12, 2003 by dialing 800-839-6713, passcode 5785716 or over the Internet at the foregoing websites.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



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

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                           THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                JUNE 30,                        JUNE 30
                                                       --------------------------    ---------------------------
                                                          2003            2002           2003           2002
                                                       -----------    -----------    -----------     -----------
OPERATING RESULTS:

Gross written premiums                                 $    97,446    $    95,452    $   189,117     $   177,566
                                                       ===========    ===========    ===========     ===========

Net written premiums                                   $    81,109    $    86,395    $   158,255     $   150,788
                                                       ===========    ===========    ===========     ===========

Revenues:
  Net earned premiums                                  $    74,658    $    75,742    $   143,676     $   142,963
  Net investment income                                      6,652          7,121         13,351          14,227
  Net realized investment gains                              1,098          1,601          1,828           1,323
                                                       -----------    -----------    -----------     -----------
     Total revenues                                         82,408         84,464        158,855         158,513
                                                       -----------    -----------    -----------     -----------


Expenses:
  Net losses and loss adjustment expenses(1)                20,235         19,606         38,841          36,253
  Net commissions, brokerage and
       other underwriting expenses                          47,940         45,594         92,236          87,146
  Interest expense                                             455            445            808             903
                                                       -----------    -----------    -----------     -----------
     Total expenses                                         68,630         65,645        131,885         124,302
                                                       -----------    -----------    -----------     -----------

Income before income taxes                                  13,778         18,819         26,970          34,211

Income taxes                                                 3,517          5,917          7,142          10,752
                                                       -----------    -----------    -----------     -----------

NET INCOME                                             $    10,261    $    12,902    $    19,828     $    23,459
                                                       ===========    ===========    ===========     ===========

Basic earnings per common share                              $0.24          $0.30         $ 0.46           $0.55
                                                           =======         ======         ======           =====

Diluted earnings per common share                            $0.24          $0.30         $ 0.46           $0.55
                                                           =======          =====         ======           =====

Basic weighted average shares outstanding                   42,959         42,900         42,958          42,868
                                                       ===========    ===========    ===========     ===========

Diluted weighted average shares outstanding                 42,963         43,066         42,963          43,038
                                                       ===========    ===========    ===========     ===========


Dividends Paid Per Share                               $        --    $      0.15    $        --     $      0.30
                                                       ===========    ===========    ===========     ===========


----------
See notes to Press Release Investor Data on page 6.










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




CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                               THREE MONTHS ENDED      SIX MONTHS ENDED
                                                     JUNE 30,                JUNE 30,
                                              --------------------    --------------------
                                                2003        2002        2003       2002
                                              --------    --------    --------    --------
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                   $ 59,165    $ 53,890    $100,788    $ 93,270
   Commercial                                   31,160      34,897      73,175      69,985
   Fidelity and other                            7,121       6,665      15,154      14,311
                                              --------    --------    --------    --------
                                                97,446      95,452     189,117     177,566
                                              ========    ========    ========    ========
Net written premiums:
  Contract                                    $ 51,657    $ 49,947    $ 86,696    $ 81,182
  Commercial                                    22,654      30,094      57,083      55,943
  Fidelity and other                             6,798       6,354      14,476      13,663
                                              --------    --------    --------    --------
                                              $ 81,109    $ 86,395    $158,255    $150,788
                                              ========    ========    ========    ========


Net earned premiums                           $ 74,658    $ 75,742    $143,676    $142,963
Net losses and loss adjustment expenses (1)     20,235      19,606      38,841      36,253
Net commissions, brokerage and other
      underwriting expenses                     47,940      45,594      92,236      87,146
                                              --------    --------    --------    --------
Underwriting income                              6,483      10,542      12,599      19,564
Net investment income                            6,652       7,121      13,351      14,227
Net realized investment gains (losses)           1,098       1,601       1,828       1,323
Interest expense                                   455         445         808         903
                                              --------    --------    --------    --------
Income before income taxes                      13,778      18,819      26,970      34,211
Income taxes                                     3,517       5,917       7,142      10,752
                                              --------    --------    --------    --------
NET INCOME                                    $ 10,261    $ 12,902    $ 19,828    $ 23,459
                                              ========    ========    ========    ========


Loss ratio (1)                                    27.1%       25.9%       27.0%       25.4%
Expense ratio                                     64.2        60.2        64.2        60.9
                                              --------    --------    --------    --------
Combined ratio (1)                                91.3%       86.1%       91.2%       86.3%
                                              ========    ========    ========    ========




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

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                   THREE MONTHS ENDED            SIX MONTHS ENDED
                                                       JUNE 30,                      JUNE 30,
                                                ----------------------      ----------------------------
                                                  2003          2002           2003              2002
                                                -------       --------      ----------        ----------
CASH FLOW DATA:

Net cash provided by operations                 $14,439       $ 30,982      $  (20,613)       $   36,990

                                                                              JUNE 30,       December 31,
CONSOLIDATED BALANCE SHEET DATA:                                               2003              2002
                                                                            ----------       ------------

Invested assets and cash                                                    $  621,836        $  638,204
Intangible assets, net                                                         143,785           143,785
Total assets                                                                 1,089,849         1,091,192

Insurance reserves                                                             505,626           519,646
Long-term debt                                                                  55,816            60,816
Total stockholders' equity                                                     447,181           419,139

Book value per share                                                        $    10.41        $     9.76

Outstanding shares                                                              42,959            42,947
                                                                            ==========        ==========

----------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were additions of $285, or 0.4%, and $927, or 1.2%, for three months ended June 30, 2003 and 2002, respectively, and an addition of $340, or 0.2%, and $909, or 0.6%, for six months ended June 30, 2003 and 2002, respectively.






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